UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2024

LuxUrban Hotels Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41473	82-3334945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 Biscayne Blvd, Suite 253, Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (833) 723-7368

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	LUXH	The Nasdaq Stock Market LLC
13.00% Series A Cumulative Redeemable Preferred Stock, $0.00001 par value per share	LUXHP	The Nasdaq Stock Market LLC

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported on August 13, 2024, LuxUrban Hotels Inc. (the “Company”) commenced an offering (the “2024 Debt Placement”) under the terms of a securities purchase agreement (“August 2024 SPA”) pursuant to which it could sell senior secured convertible promissory notes (the “2024 Notes”) in an aggregate principal amount of up to $10,000,000, together with common stock purchase warrants (“2024 Note Warrants”), in one or more closings on subscriptions received through August 30, 2024 (unless the Debt Placement is ended earlier at the discretion of the Company). Under the terms of the 2024 Debt Placement, certain equity investors and holders of promissory notes evidencing existing borrowed money obligations of the Company were entitled to convert such equity and debt into the offering. Through August 30, 2024, the Company had sold an aggregate of $8.9 million principal amount of 2024 Notes and corresponding 2024 Note Warrants.

On October 18, 2024, the Company determined to extend the 2024 Debt Placement through November 6, 2024 for the sale under a securities purchase agreement (the “October 2024 SPA” and, together with the August 2024 SPA, the “2024 SPA”) that is substantively identical to the August 2024 SPA as modified by the Modification (as defined) of up to an additional $5 million principal amount of 2024 Notes and 2024 Note Warrants. The Company is obligated to use the net cash proceeds from the 2024 Debt Placement for working capital and other general corporate purposes as prescribed by the 2024 SPA. Among these corporate purposes is the continued advancement of “Lux 2.0,” the Company’s previously announced series of initiatives focused on identifying and curing various financial and operational issues, and to create a platform that can deliver long-term stockholder value. To date, the purchasers in the 2024 Debt Offering were existing stockholders of the Company. Certain purchasers in the 2024 Debt Offering have the right to purchase up to an additional $875,000 of 2024 Notes and 2024 Notes Warrants through the end of the offering. In connection with the extension of the 2024 Debt Offering and cure of any defaults under outstanding 2024 Notes (the “Modification”), the conversion and exercise prices were lowered to the prices noted herein.

The 2024 Notes bear interest at 18%, are secured by substantially all of the assets of the Company under the terms of a guarantee and security agreement dated as of August 13, 2024 (“2024 Security Agreement”), and are being sold to certain accredited investors in a private offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Under the Modification, the interest rate on the outstanding 2024 Notes was reset to 22% for the period between August 15, 2024 and September 25, 2024, as of a result of the late filing of the Company’s quarterly report on Form 10-Q for the six months ended June 30, 2024. The interest rate returned to 18% as of September 26, 2024, the date such 10-Q was filed. Additionally, the principal amount under the outstanding 2024 Notes of $8.9 million was increased automatically under the default provisions of the 2024 Notes, to $9.79 million. If existing investors exercise the right to purchase an additional $875,000 principal amount of 2024 Notes, and we fully sell the additional $5 million principal amount of 2024 Notes in the offering as extended through November 6, 2024, we would have outstanding $14.82 million principal amount of 2024 Notes. There can be no assurance we will sell any or all additional 2024 Notes. The principal of the 2024 Notes shall be repaid in twenty-four (24) equal monthly installments commencing on August 13, 2025 and continuing on the same day of each month thereafter until the principal amount is paid in full, with all principal and interest due thereon to be paid on or prior to August 13, 2027, unless the 2024 Notes are previously converted into common stock or preferred stock as described below. The 2024 Notes are senior debt of the Company, and subject to the terms and conditions of the 2024 Notes, the Company shall not issue any debt senior to the 2024 Notes while any 2024 Notes remain outstanding without the consent of a majority of the then outstanding principal amount of the 2024 Notes. As part of the Modification, the obligations and rights related to the conversion of the 2024 Notes into a new class of preferred stock to be issued by the Company was eliminated.

The 2024 Note Warrants have a five-year term from the date of the initial closing of the 2024 Debt Placement and shall become exercisable commencing on the date of the earliest to occur of (a) stockholder approval of the Reverse Stock Split (and implementation thereof) and the Nasdaq Compliance Proposal. both of which are to be considered and voted upon at the Special Meeting to which this proxy statement relates and (b) the 91st day after the initial closing of the 2024 Debt Placement. As modified by the Modification, the 2024 Note Warrants shall entitle the purchaser to purchase up to that number of shares of common stock determined by dividing the principal amount of the 2024 Note purchased by the purchaser by $0.060 (subject to adjustment). The per-share exercise price of the 2024 Note Warrants is initially $0.060; provided, that in the event the VWAP of the common stock for the three trading days immediately following the date the Reverse Stock Split is implemented is lower than the then-current split-adjusted exercise price, the exercise price shall be reset to such three-day VWAP; provided, that such exercise price (the “VWAP Adjusted Exercise Price”) shall not be less than $0.05 (as adjusted for the Reverse Stock Split). For example, if a 1-for-70 split is effected, the per-share exercise price shall not be adjusted to less than $3.50.

From time to time, on and after the earlier of (a) both the completion of the Reverse Stock Split and stockholder approval of the Nasdaq Compliance Proposal and (b) the 91st day after the initial Closing of the 2024 Debt Placement, the holders of the 2024 Notes have the right to convert, in whole or in part, principal and interest thereunder into shares of common stock. Under the Modification, the per-share conversion price sis initially $0.060; provided, that in the event the VWAP of the common stock for the three trading days immediately following the date the Reverse Stock Split is implemented is lower than the then-current split-adjusted conversion price, the conversion price shall be reset to such three-day VWAP; provided, that such conversion price (the “VWAP Adjusted Conversion Price”) shall not be less than $0.05 (as adjusted for the Reverse Stock Split). For example, if a 1-for-70 split is effected, the per-share conversion price shall not be adjusted to less than $3.50.

Under the terms of the 2024 SPA, the Company is obligated to file a preliminary proxy statement for purposes of calling the Special Meeting to consider the Reverse Stock Split Proposal and Nasdaq Compliance Proposal, as each term is defined in the SPA and as discussed in the Company’s preliminary proxy statement filed with the SEC on September 27, 2024 and amended on October 18, 2024. The Company is obligated to use commercially reasonable efforts to respond to any SEC comments to such preliminary proxy statement as filed and clear same with the SEC and then promptly file a definitive proxy statement and mail same to stockholders and hold such Special Meeting as soon as practicable.

Under the Modification, the Company is obligated to file with the SEC a registration statement on Form S-3 or Form S-1 (or, if Form S-3 or Form S-1 is not available, on another appropriate form) covering the resale of the shares of Common Stock underlying the 2024 Notes and 2024 Note Warrants (the “Registrable Securities”) as soon as practicable following the implementation of the Reverse Stock Split, but in no event later than thirty (30) days thereafter. The Company shall use its commercially reasonable efforts to cause the registration statement to be declared effective by the SEC as soon as practicable following the filing, but in no event later than ninety (90) days after the filing date.

From the date hereof until the date that is the later of (a) the date on which no 2024 Notes are outstanding and (b) the 18-month anniversary of the initial closing of the 2024 Debt Placement, upon any issuance by the Company or any of its subsidiaries of (1) common stock or common stock equivalents, (2) indebtedness or (3) a combination of units thereof, in each case for cash and not as part of any ordinary course of business operations or as part of any underwritten public offering or other exempt issuance (a “Subsequent Private Financing”), each purchaser in the 2024 Debt Placement shall have the right to participate in such Subsequent Private Financing in an amount up to an amount equal to the principal of the 2024 Notes purchased by such purchaser in the 2024 Debt Placement or if the amount of the Subsequent Private Financing is less than the aggregate principal amounts of all 2024 Notes purchased in the 2024 Debt Placement by all purchasers, such purchaser’s pro rata portion based on such purchaser’s principal amount of the 2024 Notes originally purchased in the 2024 Debt Placement as compared to the principal amount of all 2024 Notes purchased in the 2024 Debt Placement by all purchasers, on the same terms, conditions and price provided for in the Subsequent Private Financing.

The issuance of the 2024 Notes and 2024 Note Warrants were not registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

As described above, as a result of the 2024 Debt Placement, the shares issuable under the 2024 Notes (and any shares of and the 2024 Note Warrants, assuming sale of all securities offered in the 2024 Debt Placement as extended and trigger of the VWAP Conversion Price and VWAP Exercise Price), in the aggregate would be approximately 592,875,440. For illustration purposes, if we implement a 1-for-70 Reverse Stock Split, the aggregate number of shares issuable upon full conversion of the 2024 Notes and exercise of the 2024 Warrants in accordance with the foregoing would be 8,469,649 shares of common stock. As noted above, the Company is required to seek stockholder approval under Nasdaq Listing Rules 5635(b) and 5635(d) for the sale, issuance or potential issuance by the Company in excess of 20% of the shares of its common stock outstanding immediately prior to the execution of the 2024 SPA as a result of future conversions and exercises of the 2024 Notes and the 2024 Note Warrants.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

See Item 1.01, which is incorporated herein by reference.

The 2024 Notes and 2024 Note Warrants, as well as the shares issuable upon their conversion or exercise, will not be registered under the Securities Act and may not be offered or sold without an applicable exemption.

Item 9.01	Financial Statements and Exhibits

Exhibit	Description
10.1	Form of Modification Agreement, by and between the Company and August 2024 Note Holders (October 18, 2024).
10.2	Form of October 2024 Securities Purchase Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 21, 2024	LUXURBAN HOTELS INC.

	By:	/s/ Michael James
		Name:	Michael James
		Title:	Chief Financial Officer

4